UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2008

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois	60061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2008, Zebra Technologies Corporation (the “Company”) entered into a revolving credit agreement for a five-year $100 million revolving credit facility (“New Credit Agreement”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., as administrative agent, The Northern Trust Company, as syndication agent, and Bank of America, N.A., as documentation agent. This revolving credit facility has a $100 million accordion feature that allows the Company to increase the facility up to a total of $200 million subject to obtaining commitments for the incremental capacity from existing or new lenders. The loans under the New Credit Agreement will be available for general corporate purposes of the Company and its subsidiaries in the ordinary course of business and other purposes permitted by the New Credit Agreement.

The New Credit Agreement is guaranteed by certain of the Company’s domestic subsidiaries. Loans under the New Credit Agreement shall bear interest at a rate equal to the prime rate or a spread over the applicable LIBOR rate, as selected by the Company. This spread for LIBOR-based loans is dependent on the Company’s ratio of Total Debt to EBITDA and ranges from 0.50% to 1.25%. The spread in effect at closing for LIBOR-based loans was .50%.

The New Credit Agreement includes customary representations, warranties, affirmative and negative covenants (including, among others, restrictions on the payment of cash dividends) and events of default (and related remedies, including acceleration and increased interest rates following an event of default). It also contains financial covenants tied to the Company’s leverage ratio and fixed charge coverage ratio.

A copy of the Company’s press release dated August 15, 2008, regarding the New Credit Agreement is attached to this current report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

99.1	Press Release dated August 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: August 15, 2008	By:	/s/ Anders Gustafsson
Anders Gustafsson
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release dated August 15, 2008.